Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Quarterly Dividend of $0.26 per Share,

Announces March 31, 2013 Quarterly Financial Results

New York, New York, May 2, 2013 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a quarterly dividend of $0.26 per share payable on July 2, 2013 to stockholders of record as of June 18, 2013.

BlackRock Kelso Capital also announced financial results for the quarter ended March 31, 2013.

HIGHLIGHTS:

Investment Portfolio: $1,023.7 million

Net Assets: $700.4 million

Indebtedness (borrowings under credit facility, senior secured notes and convertible notes): $305.8 million

Net Asset Value per share: $9.47

Portfolio Activity for the Quarter Ended March 31, 2013:

Cost of investments during period: $46.0 million

Sales, repayments and other exits during period: $104.2 million

Number of portfolio companies at end of period: 44

Operating Results for the Quarter Ended March 31, 2013:

Net investment income per share: $0.18

Dividends declared per share: $0.26

Earnings per share: $0.40

Net investment income: $13.0 million

Net realized and unrealized gains: $16.8 million

Net increase in net assets from operations: $29.8 million

Net investment income per share, as adjusted1: $0.22

Earnings per share, as adjusted1: $0.45

Net investment income, as adjusted1: $16.1 million

Portfolio and Investment Activity

We are pleased with our first quarter performance and as we look further into 2013, we are optimistic about our current position. We remain focused on continued prudent growth while adhering to our conservative investment philosophy focusing on preservation of capital. Given the current market conditions, we continued to be very selective during the quarter, resisting transactions where deal structures were weak, leverage was too high and returns were not adequate to compensate for risk. As we anticipated, we have experienced some portfolio repayments driven by an elevated amount of liquidity in the markets, which has contributed to a net reduction in our overall portfolio for the quarter. We invested $46.0 million during the three months ended March 31, 2013, and $289.7 million over the last four quarter period. Sales, repayments and other exits of investment principal totaled $104.2 million during the three months ended March 31, 2013. Some of the more significant investments made during the quarter were as follows:

•

During March 2013, we invested an additional $18.0 million in an upsizing of the TriMark USA, Inc. second lien term loan with a 13.0% coupon, bringing our total investment at par to $51.4 million. TriMark is one of the country’s largest full-service providers of design services, equipment and supplies to the food service industry.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.

•

During March 2013, we purchased an additional $10.0 million of the Attachmate Corporation et al. second lien term loan with an all-in coupon of 11.0%, to bring our total investment at par to $30.0 million. Attachmate is a global systems infrastructure software company.

•

During February 2013, we purchased an additional $6.0 million of the 12.0% senior secured notes of American Residential Services L.L.C. et al. (“ARS”), at a 3.25% discount, bringing our total investment at par to $46.0 million. ARS is a leading provider of heating, ventilation, air conditioning and related services to residential and light commercial customers.

In conjunction with the new and additional investments this quarter, we recorded fees and discounts of $1.0 million, and in conjunction with the early repayments of certain of our investments during the quarter, we recognized $1.9 million in fees and prepayment penalties. Although we experienced a net reduction in our overall portfolio this quarter, we are pleased that our exits during the quarter had a blended IRR, or cash on cash return, in excess of fourteen percent.

At March 31, 2013, our portfolio consisted of 44 portfolio companies and was invested 49% in senior secured loans, 21% in senior secured notes, 16% in equity investments, 14% in unsecured or subordinated debt securities, and less than 1% in cash and cash equivalents. Although no additional equity investments were made during the quarter, the composition of our portfolio invested in equity securities grew 3%, up from 13% at year end, due to $17.9 million dollars of appreciation in existing equity investments. Our average portfolio company investment at amortized cost, excluding investments below $5.0 million, was approximately $27.6 million at March 31, 2013, up from $26.9 million at year end.

The weighted average yield of the debt and income producing equity securities in our portfolio at its current cost basis was 12.4% at March 31, 2013. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 11.5% and 13.6%, respectively, at March 31, 2013. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents. In certain of our portfolio companies, we hold equity positions ranging from minority interests to majority stakes, which we expect will contribute to our investment returns over time.

At March 31, 2013, we had $1.0 million in cash and cash equivalents, $333.0 million available under our senior secured, revolving credit facility, and $14.7 million payable for investments purchased. Our leverage stood at 0.44 times at quarter end, a reduction from .50 times at year end, providing us with available debt capacity under our asset coverage requirements of $391.5 million at March 31, 2013.

Results of Operations

Results comparisons are for the three months ended March 31, 2013 and 2012.

Investment Income

For the three months ended March 31, 2013 and 2012, our portfolio generated investment income of $31.1 million and $33.2 million, respectively. Of these totals, $2.8 million and $3.5 million, respectively, was fee income earned due to capital structuring, commitment and amendment fees, as well as prepayment penalties and fees earned in connection with the early repayment of certain investments. Remaining investment income, net of fees earned, was $28.3 million and $29.7 million for the respective periods, a decrease of $1.4 million. The average balance of our total investments at amortized cost was $1,009.8 million for the current period, compared to $1,120.5 million for the period ending March 31, 2012. The $110.7 million reduction in the average earning asset base in conjunction with a 0.8% increase in the weighted average yields of our income producing securities for the comparable periods, resulted in the slight decrease from first quarter 2012 levels. Our current portfolio provides us with a stable base of net investment income regardless of new investment activity and associated fee income. Fee income also tends to be relatively consistent for our business on an annual basis, although at times it may be somewhat lumpy from quarter to quarter.

Expenses

Total expenses for the three months ended March 31, 2013 and 2012 were $18.2 million and $14.2 million, respectively. Of these totals, $5.3 million and $5.4 million, respectively, were base management fees. Incentive management fees for the three months ended March 31, 2013 and 2012 were $5.3 million and $2.2 million, respectively. With respect to incentive management fees based on income, $1.5 million was earned for the 2013 period, versus $2.2 million for the 2012 period. The decrease is due to lower net investment income generated for the current trailing four-fiscal quarter period, as compared to the beginning of quarter net asset values, versus the same comparison one year ago. The remainder of the 2013 amount is $3.7 million in incentive management fees accrued based on a hypothetical capital gains calculation, as required by GAAP. A hypothetical liquidation is performed each quarter possibly resulting in an incentive management fee accrual if the amount is positive. It should be noted, however, that a fee so calculated and accrued is not due and payable, if at all, until the end of each measurement period, or every June 30. No such accrual was recorded for the period ending March 31, 2012, as the balance sheet had $50.4 million of net unrealized depreciation and so the hypothetical liquidation resulted in no accrual.

Interest and credit facility related expenses were $4.8 million and $4.7 million, respectively, for the three months ended March 31, 2013 and 2012. We closed a private offering of $115.0 million in aggregate principal amount of our 5.50% unsecured convertible senior notes during February 2013. The increase primarily reflects average debt outstanding of $329.9 million for the 2013 period at a weighted average cost of debt of 5.45%, as compared to average debt outstanding of $355.0 million for the 2012 period with a weighted average cost of debt of 5.03%.

Professional fees were $0.6 million and $0.1 million, respectively, for the three months ended March 31, 2013 and 2012. The spike in professional fees during the current period is due to a one-time legal fee accrual on behalf of a portfolio company.

Removing the incentive management fee accrual based on capital gains, total expenses for the three months ended March 31, 2013 and 2012 were relatively consistent at $14.4 million and $14.2 million, respectively. Expenses also consist of investment advisor expenses, amortization of debt issuance costs, administrative services expense, director fees and miscellaneous other expenses.

Net Investment Income

Continuing our positive earnings momentum, net investment income totaled $13.0 million, or $0.18 per share, for the three months ended March 31, 2013. Included in this amount is $5.3 million of aggregate incentive management fees, as required to be accrued under GAAP. Excluding such fees, and including $2.1 million of income based incentive management fees, had they been accrued ratably throughout the year, our net investment income, as adjusted, would have been $16.1 million, or $0.22 per share. Our portfolio continues to produce a stable amount of interest and dividend income relative to its size. Alternate presentations of net investment income per share reflecting adjustments to certain GAAP requirements can be found in the Supplemental table on page 8.

Net Realized Gain or Loss

Total net realized gain or loss for the three months ended March 31, 2013 and 2012 was a gain of $0.2 million and a loss of $0.3 million, respectively. Net realized gain for the three months ended March 31, 2013 was primarily the result of $0.2 million in net gains realized on foreign currency transactions. Foreign currency gains mainly represent net gains on forward currency contracts used to mitigate the impact that changes in foreign exchange rates would have on our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three months ended March 31, 2013 and 2012, the change in net unrealized appreciation or depreciation on investments and foreign currency translation was an increase in net unrealized appreciation of $16.6 million and a decrease in net unrealized depreciation of $1.6 million, respectively. Net unrealized appreciation (depreciation) was $37.4 million at March 31, 2013 and ($50.4) million at March 31, 2012. For the three months ended March 31, 2013, while certain of our portfolio companies had strong performance, there was underperformance in certain others, but we were pleased with an improved overall health of our investment portfolio.

Net Increase in Net Assets from Operations

The net increase in net assets from operations was $29.8 million, or $0.40 per share, for the three months ended March 31, 2013. The largest component of this increase was the change in unrealized appreciation for the quarter at $16.6 million. Our net increase in net assets from operations, as adjusted, was $33.0 million, or $0.45 per share for the current period. As compared to prior periods, we earned a relatively stable base of investment income, but were positively impacted by the portfolio’s unrealized appreciation. Our net asset value per share at March 31, 2013 was $9.47, an increase of $0.16 per share over a $9.31 net asset value per share at year end.

Liquidity and Capital Resources

We have accomplished many of our strategic initiatives during the quarter, including renewing our credit facility on favorable terms, and diversifying our funding sources with the issuance of unsecured convertible notes. We are now in a position to utilize our available debt capacity to increase net investment income without raising additional equity capital.

On February 19, 2013, we closed a private offering (the “Offering”) of $100.0 million in aggregate principal amount of our 5.50% unsecured convertible senior notes due February 15, 2018 (the “Notes”). Net proceeds from the Offering were approximately $96.7 million. We also granted the initial purchasers an option to purchase up to an additional $15.0 million in aggregate principal amount of the Notes to cover overallotments. The overallotment option was fully exercised on March 4, 2013 and net proceeds were approximately $14.6 million. The Notes were only offered to qualified institutional buyers as defined in the Securities Act of 1933, as amended, pursuant to Rule 144A under the Securities Act. In certain circumstances and during certain periods, the Notes are convertible into cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election. Interest on the Notes is due semi-annually in arrears, commencing on August 15, 2013. The proceeds from the Offering were used to reduce outstanding borrowings and for general corporate purposes, including investing in portfolio companies in accordance with our investment objective.

As previously announced, on March 13, 2013, we entered into a four year $350.0 million Amended and Restated Senior Secured Revolving Credit Facility (the “Credit Facility”), which amended and restated our revolving credit facility previously outstanding. The Credit Facility has a maturity date of March 13, 2017, includes a ratable amortization in the final year, and represents an increase of $75.0 million in revolving commitments over the prior revolving facility. The interest rate applicable to borrowings is generally LIBOR plus an applicable spread of 2.50%, a .75% reduction from the prior revolving credit facility. The Credit Facility also includes an “accordion” feature that allows us, under certain circumstances, to increase the size of the Credit Facility up to $750.0 million in revolving loan commitments.

At March 31, 2013, we had approximately $1.0 million in cash and cash equivalents, $305.8 million in debt outstanding and, subject to leverage and borrowing base restrictions, $333.0 million available for use under our amended and restated senior secured revolving credit facility, which matures in March 2017. Relative to our $1.0 billion dollar portfolio at fair value, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. At March 31, 2013, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 327% and were in compliance with all financial covenants under our debt agreements. Cash provided by (used in) operating activities for the three months ended March 31, 2013 and 2012 was $49.6 million and ($21.8) million, respectively. In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility, continued cash flows from operations, and through periodic add-on equity and debt offerings, as needed. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

Dividends

On May 1, 2013, our Board of Directors declared a quarterly dividend of $0.26 per share, payable on July 2, 2013 to stockholders of record at the close of business on June 18, 2013.

We continue to remain focused on our dividend coverage. Our net investment income, as adjusted, was $0.22 per share for the three months ended March 31, 2013, relative to dividends declared of $0.26 per share for the same period. Although challenging in today’s environment, we remain confident that we will be able to earn adjusted net investment income on an annual basis that supports our dividend.

We have elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income; and to avoid an excise tax imposed on RICs, we must distribute annually to our stockholders at least 98% of our ordinary income and 98.2% of our net capital gains. As part of our strategic tax planning, from time to time we are able to reduce our investment company taxable income by losses taken on ordinary assets, thus minimizing the amount of taxable income to be reported by our shareholders. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2012.

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the three months ended March 31, 2013 and 2012, dividends reinvested pursuant to our dividend reinvestment plan totaled $1.3 million and $1.7 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2012, the repurchase plan was further extended through June 30, 2013, with 1,331,143 shares remaining authorized for repurchase. There were no purchases under the plan during the three months ended March 31, 2013. Since inception of the repurchase plan through March 31, 2013, we have purchased 1,425,507 shares of our common stock on the open market for $9.5 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday, May 2, 2013 to discuss its first quarter 2013 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 31712721). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 7:30 p.m. on Thursday, May 2, 2013 and ending at midnight on Thursday, May 9, 2013. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 31712721. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

PRIOR TO THE WEBCAST/TELECONFERENCE, AN INVESTOR PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL WILL BE POSTED TO BLACKROCK KELSO CAPITAL’S WEBSITE WITHIN THE PRESENTATIONS SECTION OF THE INVESTOR RELATIONS PAGE (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $791,577,227 and $849,028,227)	$798,640,832	$850,511,125
Non-controlled, affiliated investments (cost of $52,575,664 and $50,983,674)	83,756,559	67,750,172
Controlled investments (cost of $138,152,522 and $137,337,392)	140,373,709	143,336,244

Total investments at fair value (cost of $982,305,413 and $1,037,349,293)	1,022,771,100	1,061,597,541
Cash and cash equivalents	965,861	9,122,141
Unrealized appreciation on forward foreign currency contracts	617,531	369,417
Receivable for investments sold	9,787,088	504,996
Interest receivable	21,279,415	14,048,248
Prepaid expenses and other assets	9,825,501	4,375,527

Total Assets	$1,065,246,496	$1,090,017,870

Liabilities
Payable for investments purchased	$14,724,508	$440,243
Debt	305,796,005	346,850,000
Interest payable	3,038,329	5,277,132
Dividend distributions payable	19,229,740	19,196,418
Base management fees payable	5,349,956	5,626,893
Incentive management fees payable	10,758,845	20,277,930
Accrued administrative services	209,268	277,000
Other accrued expenses and payables	5,705,810	4,692,562

Total Liabilities	364,812,461	402,638,178

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 75,386,051 and 75,257,888 issued and 73,960,544 and 73,832,381 outstanding	75,386	75,258
Paid-in capital in excess of par	920,021,393	917,534,577
Distributions in excess of net investment income	(28,556,684)	(22,291,022)
Accumulated net realized loss	(219,057,265)	(219,270,607)
Net unrealized appreciation (depreciation)	37,427,881	20,808,162
Treasury stock at cost, 1,425,507 and 1,425,507 shares held	(9,476,676)	(9,476,676)

Total Net Assets	700,434,035	687,379,692

Total Liabilities and Net Assets	$1,065,246,496	$1,090,017,870

Net Asset Value Per Share	$9.47	$9.31

BlackRock Kelso Capital Corporation Consolidated Statements of Operations (Unaudited)	Three months ended March 31, 2013	Three months ended March 31, 2012
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$24,832,109	$26,209,176
Non-controlled, affiliated investments	948,005	1,531,179
Controlled investments	2,543,547	1,652,740

Total interest income	28,323,661	29,393,095
Fee income:
Non-controlled, non-affiliated investments	2,741,659	3,379,612
Non-controlled, affiliated investments	—	66,682
Controlled investments	20,747	39,246

Total fee income	2,762,406	3,485,540

Dividend income:
Non-controlled, non-affiliated investments	43,435	328,030
Non-controlled, affiliated investments	—	—
Controlled investments	—	—

Total dividend income	43,435	328,030

Total investment income	31,129,502	33,206,665

Expenses:
Base management fees	5,349,956	5,390,448
Incentive management fees	5,264,110	2,213,859
Interest and credit facility fees	4,758,016	4,712,943
Professional fees	630,197	118,854
Investment advisor expenses	558,098	363,685
Amortization of debt issuance costs	366,006	627,779
Administrative services	251,316	82,331
Director fees	118,000	120,766
Other	869,725	551,788

Total expenses	18,165,424	14,182,453

Net Investment Income	12,964,078	19,024,212

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	52,505	(11,097)
Non-controlled, affiliated investments	21	(136,297)
Controlled investments	(343)	—
Foreign currency	161,159	(170,575)

Net realized gain (loss)	213,342	(317,969)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	5,732,957	6,572,057
Non-controlled, affiliated investments	14,414,397	(1,562,609)
Controlled investments	(3,777,665)	(4,116,225)
Foreign currency translation	250,030	698,778

Net change in unrealized appreciation or depreciation	16,619,719	1,592,001

Net realized and unrealized gain (loss)	16,833,061	1,274,032

Net Increase in Net Assets Resulting from Operations	$29,797,139	$20,298,244

Net Investment Income Per Share – basic	$0.18	$0.26

Earnings Per Share – basic	$0.40	$0.28

Weighted-Average Shares Outstanding – basic	73,957,696	73,417,624

Net Investment Income Per Share – diluted	$0.17	$0.26

Earnings Per Share – diluted	$0.39	$0.28

Weighted-Average Shares Outstanding – diluted	78,356,242	73,417,624

Dividends Declared Per Share	$0.26	$0.26

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended March 31, 2013	Three months ended March 31, 2012
GAAP Basis:
Net Investment Income	$12,964,078	$19,024,212
Net Increase in Net Assets from Operations	29,797,139	20,298,244
Net Investment Income per share	0.18	0.26
Net Increase in Net Assets from Operations per share	0.40	0.28

Addback: GAAP incentive management fee expense based on Gains	3,720,726	—
Addback: GAAP incentive management fee expense based on Income	1,543,384	2,213,859

Pre-Incentive Fee[2]:
Net Investment Income	$18,228,188	$21,238,071
Net Increase in Net Assets from Operations	35,061,249	22,512,103
Net Investment Income per share	0.25	0.29
Net Increase in Net Assets from Operations per share	0.47	0.31

Less: Incremental incentive management fee expense based on Income	2,098,240	2,589,424

As Adjusted[1]:
Net Investment Income	$16,129,948	$18,648,647
Net Increase in Net Assets from Operations	32,963,009	19,922,679
Net Investment Income per share	0.22	0.25
Net Increase in Net Assets from Operations per share	0.45	0.27

As Adjusted1: Amounts are adjusted to remove the incentive management fee expense based on Gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior three quarters. Amounts reflect the Company’s ongoing operating results and are the most effective indicator of the Company’s financial performance over time.

Pre-Incentive Fee2: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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